                                                                 Exhibit (d)(xi)

September 18, 2006

Evelyn Dilsaver
President and Chief Executive Officer
The Charles Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Value Advantage Money Fund -- Institutional Prime Shares Class

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the following fund share class, as noted in the table below and described in the fund's amendment to its registration statement to be filed with the Securities and Exchange Commission and become effective September 18, 2006.

FUND                                                                       NET OPERATING   GUARANTEED
                                                                           EXPENSE LIMIT   THROUGH
SCHWAB VALUE ADVANTAGE FUND -- INSTITUTIONAL PRIME SHARE                    21 bps          9/18/07
CLASS

Sincerely,

/s/ George Pereira                         /s/ Carolyn Stewart
------------------                         -------------------
George Pereira                             Carolyn Stewart
Senior Vice President and                  Vice President
Chief Financial Officer                    Product Strategy and Product
Charles Schwab Investment                    Management
  Management, Inc.                         Charles Schwab & Co., Inc.

cc:
         Clinton, Michael
         Felton, Koji
         Gao, Zuogang
         Hand, Gregory
         Jande, Mini
         Loh, Anna
         Norman, Jen
         Stuart, Jody
         Zuckerman, Philippa